Filed Pursuant to Rule 433
Registration Statement No. 333-138341
November 30, 2006
Copano Energy, L.L.C.
Pricing Sheet
$147,775,000
2,500,000 Common Units Representing Limited Liability Company Interests

Issuer:	Copano Energy, L.L.C.
Symbol:	CPNO
Units offered:	2,500,000 common units
Greenshoe:	375,000 common units
Price to public:	$59.11 per common unit
Proceeds:	$147,775,000
Trade date:	12/1/06
Closing date:	12/6/06
CUSIP:	217202 10 0
Underwriters:	UBS Securities LLC
Morgan Stanley & Co., Incorporated
RBC Capital Markets Corporation
Lehman Brothers Inc.
Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Banc of America Securities LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
KeyBanc Capital Markets, a Division of McDonald Investments Inc.
Sanders Morris Harris Inc.
We have been advised by the underwriters that, prior to purchasing the common units being offered pursuant to the prospectus supplement, on November 30, 2006, one of the underwriters purchased, on behalf of the syndicate, 3,000 common units at an average price of $59.04 per unit in stabilizing transactions.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-827-7275 (UBS Securities LLC) or 1-866-718-1649 (Morgan Stanley).